EXHIBIT 99.1

NEWS

David B. Fischer Named President of Greif, Inc.

Michael C. Patton to Head Greif’s Paper and North America Industrial Packaging Businesses

DELAWARE, Ohio (Sept. 19, 2007) – The Board of Directors of Greif, Inc. (NYSE: GEF, GEF.B) has elected David B. Fischer, 45, president and chief operating officer of the company. Fischer was senior vice president and divisional president of Industrial Packaging & Services of Greif’s North and South America, Asia, Africa and Australia business units.

The position of president had been held by Chairman and Chief Executive Officer Michael J. Gasser.

Michael C. Patton, 46, senior vice president of Paper, Packaging & Services, will also lead IP&S – North America. He was named divisional president as well.

Senior Vice President Ivan Signorelli, 55, of Greif’s IP&S – Europe strategic business unit, also adds the title of divisional president.

Signorelli and Patton will report to Fischer. The changes are effective Oct. 1.

Gasser said, “David’s proven track record in operations, mergers and acquisitions and business integration make him ideally suited for his new position. His leadership and counsel will be a driving force as we continue to execute our aggressive growth strategy.

Mike has been a strong leader in all his roles within Greif. Because of his deep understanding of the Greif Business System and his ability to effect change, he is the right person to take our business in North America to the next level.”

“With Ivan in Europe, we have a strong operations team in place that will be instrumental in achieving our goals,” Gasser said.

Fischer joined Greif in November 2004 to lead Greif’s Industrial Packaging & Services – Americas business. He was later assigned responsibility for the company’s IP&S businesses in Asia, Africa and Australia. He came to Greif from The Dow Chemical Company, where he was previously global business vice president of the company’s $1.8 billion polyurethanes business.

Fischer holds a bachelor’s degree from Purdue University where he majored in Chemistry.

Patton joined Greif in March 2000 as vice president and general manager, Multiwall Packaging. He was named vice president of Steel, IP&S – North America in 2002, and vice president and general manager for IP&S – North America, Midwest, in 2004. Later that year, he was named senior vice president, Transformation Worldwide and in 2005, was named to head Paper, Packaging & Services.

Patton holds a bachelor’s degree in Finance from Seton Hall University.

Signorelli joined Van Leer (acquired by Greif in 2001) in 1992 as the business unit manager of Italy. He was named BU manager of closures business American Flange in 1993 and promoted to strategic business unit manager of Latin America in 1997. Greif’s African businesses were added to his responsibilities in 2003. He was promoted to his current position in 2005.

Signorelli holds an undergraduate degree in Business Administration from Inst. Educ. Luzwell and an MBA degree with a major in Marketing from Fundação Getulio Vargas, both in Brazil.

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in 45 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

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Contact: Deb Strohmaier, APR

Vice President, Communications

+1 740-549-6074

debra.strohmaier@greif.com